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                                                                   EXHIBIT 2.1.1

                                October 12, 1998

David H. Hawk, President
S-Sixteen Holding Company
999 Main Street
11th Floor
Boise, ID 83702

  Re: Agreement and Plan of Merger

Dear Mr. Hawk:

     As you are aware, the September 21, 1998, letter to James Watt of Remington Oil & Gas Corporation ('Remington') from H. Roger Schwall, Assistant Director of the Corporation Finance Division of the Securities and Exchange Commission, points out an ambiguity in the Agreement and Plan of Merger (the 'Merger Agreement') dated June 22, 1998, between Remington and S-Sixteen Holding Company ('SSHC'). The ambiguity relates to Remington's ability to waive the condition, set forth in Section 7.2(d) of the Merger Agreement, that Remington receive an opinion from its special tax advisor, Arthur Andersen, LLP, that the transaction contemplated by the Merger Agreement will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     As you recall, and as recounted in the draft Form S-4 under The Transaction -- Background of the Transaction, the ability to structure the merger transaction as a tax-free reorganization was an important factor in the negotiation of the Merger Agreement. It is our clear understanding that the Merger Agreement contemplates a tax-free reorganization and it will only go forward on that basis.

     Therefore, we propose that the Merger Agreement be amended to clarify our shared understanding as follows:

          Section 7.2(d) shall be amended by the insertion of the following language at the end of the current section:

             Notwithstanding the foregoing, the condition set forth in subsection 7.2(d) shall not be waivable by Remington.

     Please indicate your agreement with the proposed amendment by signing this letter where set forth below and returning it to me.

     Thank you for your cooperation.

                                            Sincerely,

                                            REMINGTON OIL & GAS CORPORATION

                                            By        /s/ JAMES WATT
                                              ----------------------------------
                                                 James Watt, Chief Executive
                                                            Officer

Accepted and Agreed to:

S-SIXTEEN HOLDING COMPANY

By        /s/ DAVID H. HAWK
    --------------------------------
    David H. Hawk, President